Riviera Holdings Corporation
                          2901 Las Vegas Boulevard South
                                 Las Vegas, NV 89109
                         Investor Relations: (800) 362-1460
                                 TRADED: AMEX - RIV
                                 www.theriviera.com



FOR FURTHER INFORMATION:


AT THE COMPANY:                                 INESTOR RELATIONS CONTACT:
Duane Krohn, Treasurer and CFO                  Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                            (208) 241-3704 Voice
(702) 794-9442 Fax                              (208) 232-5317 Fax
Email:  dkrohn@theriviera.com                   Email:   etruax@aol.com

FOR IMMEDIATE RELEASE:

                             RIVIERA ANNOUNCES REFINANCING

            LAS VEGAS, NV - June 6, 2002 -- Riviera Holdings  Corporation (AMEX:
RIV) today announced plans to offer approximately $210 million in aggregate principal amount of Senior Secured Notes in a Rule 144A offering. Riviera intends to use the proceeds from the proposed offering to repay, redeem or repurchase certain outstanding indebtedness consisting of Riviera Holdings Corporation 10% first mortgage notes due 2004 and Riviera Black Hawk, Inc. 13% first mortgage notes due 2005. The proposed offering is expected to close during the second quarter of 2002. The securities to be offered will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

Safe Harbor Statement:
The forward-looking statements included in this news release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties including expansion timetables, hotel and casino market conditions, financing requirements and other risks detailed from time to time in the Company's SEC reports, including the Report on Form 10-K for December 31, 2001. Actual results may differ.

About Riviera Holdings:
Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera is traded on the American Stock Exchange under the symbol RIV.